CONFIDENTIAL

Atlantis Group HF.

and

LIONS GATE LIGHTING CORP.

CALL OPTION AGREEMENT

This Call Option Agreement (this "Agreement") is entered into on April ___, 2010

BETWEEN:

(1)
Atlantis Group HF a limited liability company, incorporated and operating in Iceland with reg. no. 700805-1580 whose office is Stórhöfði 15, 110 Reykjavik, Iceland, (hereinafter referred to as Atlantis, Grantor or Seller); and

(2)	Lions Gate Lighting Corp., a Nevada corporation (hereinafter referred to as Optionee or Buyer).

hereinafter individually referred to as a "Party" and collectively the "Parties".

BACKGROUND:
Whereas Atlantis has an extensive experience, knowhow and expertise in its operation of fish farming and fish processing, mainly in regard of Northern blue fin Tuna, but also in regard of other species, and
Whereas Atlantis has engaged in a transaction with the aim of having its main production facility, the Croatian firm Kali Tuna, owned by an American Public Company with participation of new investors, and
Whereas the proceeds of a Share Capital offering for up to USD 20 million will mainly be used for expansion of the fish farming business with acquisitions and expansion of current business, and
Whereas Atlantis is keen on focusing its current efforts and activities in the fish farming and processing business, by supporting Buyer in materializing its growth potentials, and
Whereas Atlantis has agreed to grant Call Option Rights (as defined herein) to Buyer in respect of certain assets as detailed herein.

NOW THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1.	In this Agreement, the following expressions have the following meanings unless inconsistent with the context:

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in Iceland;

"Closing" has the meaning set out in Clause 4 hereunder;

"Exercise Date" means the date of service by Buyer of the Exercise Notice;

"Exercise Notice" means a notice substantially in the form of Schedule 1;

"Exercise Period" means the period beginning on the date of this Agreement and ending at 3 pm, Icelandic local time, on December 1st 2010.

"Option Price" means the price by which Buyer shall pay for the Assets, subject to the exercise notice, detailed in Chapter 3, art. 1-5

"Call Option Right" means Buyer's right to require Atlantis to sell to the Buyers the Assets set forth in this Agreement.

2.	OPTION RIGHTS AND EXERCISE

2.1	Atlantis hereby grants Buyer the right to purchase the Assets listed under Chapter 3 of this agreement at the fixed price detailed for each item during this Call Option Exercise Period.

2.2	Buyer may exercise the Call Option Right by serving an Exercise Notice to the Grantor during the Exercise Period.

2.3	The Call Option is valid as to exercise the right to buy all of the Assets listed in Chapter 3 or one or more of the Assets detailed in paragraphs 3.1 to 3.5.

2.4	The may only be exercised in respect of 100% of any one of the Assets listed under each of the paragraphs of Chapter 3.

2.5	The exercise of the Call Option Right shall oblige the Seller to sell all of the assets listed herein upon receiving a notice of Execution within the Exercise period.

2.6	The Assets shall be sold free from all liens, charges or encumbrances and together with all rights attached to them.

2.7	Buyer shall have full right to make any inspection of the assets in question and shall be delivered any documents or information relevant to the assets in question as reasonable requested.

2.8
Up on Execution of Call option according to this Agreement, the buyer shall pay the purchasing price in full no later than 14 days after an Exercise Notice is being issued and received, subject to unrestricted transfer by the Grantor.

3.	ASSETS SUBJECT TO CALL OPTION RIGHT

3.1
15% holding in the Croatian Tuna farming Company, JADRAN-TUNA d.o.o., with head office in Biograd n/s, Vukovarska 86., registered in the court register of Commercial Court in Zadar, in the registry record with the identification number of the registry subject MBS:060065708. The Call Option is valid for purchasing price of USD 1,000,000 (one million USD). - A detailed description is listed in Appendix 1.

3.2.
Freshtec. The patent and the ownership rights as to utilize the patented method to treat food, fish and meat, with certain method of generating smoke to improve storage durability of the food being treated with the method. The patent application is still pending but the patent is expected to be issued within the next 4 months. The Call option for the patent and the right to use the patented method in USA and Mexico is valid for purchasing price of at USD 2,300,000 (two million three hundred thousand USD). A detailed description of the patent application and the applicability of the technique is listed in Appendix 2.

3.3.	Farming Concession for up to 1,000 tons of stocking rights for Striped Sea bass, Yellow tail Tuna and King Fish with necessary farming equipments, at Todos Santos in Mexico.

The Call Option is valid for purchasing price of USD 1,500,000 (one and half million USD). - A detailed description is listed in Appendix 3.

3.4.
Factory equipment for fish processing, packing and processing with the Freshtec method. The Call option rights for such factory equipment is valid for purchasing price of at USD 1,500,000 (one and half million USD). A detailed description is listed in Appendix 4.

3.5
The entire shares of Cod farming company Havetorsk AS, Mausund, Norge where Atlantis is the sole shareholder. The Call Option is valid for purchasing price of USD 7,000,000 (seven million USD). - Detailed information on the Company and its operation is provided for in Appendix 5.

4.	EXPIRATION

4.1.	This Call option shall be valid through the period ending at December 1st 2010 at 3 p.m. at Reykjavík, Iceland hours.

4.2	The Call Option Right shall expire if it has not been duly exercised at the end of the Exercise Period.

5.	CLOSING

5.1
Closing of the sale and purchase of any of the Assets covered by this Agreement following the exercise of the Call Option Right shall take place at the offices of the Atlantis or any place the Parties may agree upon at 10 a.m. on the date which is the fifth Business Day after the Exercise Date (the "Closing Date").

5.2
On the Closing Date, the Seller shall provide the Buyer with duly completed and executed copies of the documents necessary under relevant law to complete the transfer of the purchased Assets to the Buyer together with the evidence that all relevant authorization(s) in connection with such transfer have been obtained.

5.3	The Buyer shall use all reasonable endeavors to assist and to cooperate with the Seller in achieving the performance of Clause 4.2 above.

5.4
The Buyer may pay the purchase price for the assets in part by issuing 6% promissory notes; provided, however, that the amount of such note shall not exceed (i) 50% of the first six million dollars ($6,000,000) which shall be payable on the first anniversary of the Closing Date, and (ii) 75% of any amounts in excess of six million dollars which shall be payable on the second anniversary of the Closing Date. For example, if Buyer were to acquire all Assets, the aggregate purchase price of $13,300,000 would be payable $4,825,000 in cash, plus a one-year promissory note in the principal amount of $3,000,000, plus a two-year promissory note in the principal amount of $5,475,000.

5.	REPRESENTATIONS AND WARRANTIES
Each Party represents and warrants to the others that:

5.1	It has full power and authority to execute, deliver and perform this Agreement in accordance with its terms; and

5.2	Its entry into the Agreement does not directly or indirectly breach any law, or any of its contractual obligations with third parties.

6.	NOTICES

7.1
Any notice, communication or demand to be given or made by a Party pursuant to this Agreement shall be given or made in writing (including facsimile transmissions) and shall be deemed to be duly served, in the case of a notice given by letter, 2 (two) Business Days after dispatch by first class prepaid post or, if delivered by hand, at the date and time of delivery or, in the case of a notice given by facsimile, the same day if receipt of confirmation of transmission is received by 5 p.m. (local time, at the place to which the facsimile is sent) or, if later, on the next Business Day. Any notice by letter shall be valid if sent or delivered to the Party to be served at the address of such Party specified in this Clause (or such other address as such Party may have notified in accordance with this Clause to the other) and any notice given by facsimile shall be valid if sent to the facsimile number of the Party to be served as specified in this Clause (or other such facsimile number as such Party may have notified in accordance with this Clause to the other).

7.2	All notices, communications or demands shall be valid in accordance with this Clause if sent or delivered as follows:

To Atlantis Group hf. at:	Atlantis Group hf, Stórhöfði 15 110 Reykjavík Iceland

To the Optionee, co Mr. Óli Valur Steindórsson, Spóahólum 22 270 Mosfellsbæ, Iceland.

7.	ASSIGNMENT

8.1	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by any Party, except with the prior consent in writing of the other Party.

8.	GOVERNING LAW – JURISDICTION

9.1	This Agreement shall be governed by and construed in accordance with Icelandic law.

9.2	The Parties hereby submit to the exclusive jurisdiction of the District Court of Reykjavík, Iceland, and the Supreme Court of Iceland in case of an appeal.

9.	MISCELLANEOUS

10.1.	No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party

10.2.	This Agreement is made in two copies, one for each Party.

19. of April 2010

IN WITNESS WHEREOF this Agreement has been entered into on the day and year first above written.

SIGNED for and on behalf of Atlantis Group hf.

By:	/s/ Thorarinn V. Thorarinsson
Thorarinn V. Thorarinsson

SIGNED for and on behalf of Lions Gate Lighting Corp.

By:

SCHEDULE 1

FORM OF EXERCISE NOTICE

To:	Atlantis Group hf.
Stórhöfði 15
110 Reykjavík.

Att. Mr. Óli Valur Steindorsson

Dear Sir,

I, acting as duly empowered representative of Lions Gate Lighting Corp. refer to the Call Option Right granted by you to us under the Call Option Agreement dated March 26th 20010.

We hereby give you notice that Atlantis exercises the Call Option Right granted by you to us in respect of Assets listed in Chapter 3, Paragraph []. The Option Price is USD [ ] for all the Assets detailed under the relevant Paragraph(s).

Please inform the undersigned to which account the Option Price should be transferred.

Yours faithfully,

For and on behalf of Lions Gate Lighting Corp.